Exhibit 99.1

June 7, 2013

NASDAQ OMX Closes €600,000,000 Senior Notes Offering

NEW YORK, June 7, 2013 (GLOBE NEWSWIRE) — The NASDAQ OMX Group, Inc. (Nasdaq:NDAQ) today announced that it closed a public offering of €600,000,000 aggregate principal amount of Euro-denominated 3.875% senior notes due 2021. The NASDAQ OMX Group, Inc. intends to use the net proceeds from the offering, together with cash on hand and/or borrowings under the revolving portion of its senior credit facility, to fund the consideration for the previously announced acquisition of the eSpeed platform and related expenses and for general corporate purposes, which may include the repayment of indebtedness.

Deutsche Bank AG, London Branch, Merrill Lynch International, Mizuho International plc and Skandinaviska Enskilda Banken AB (publ) acted as bookrunners for the offering.

Application has been made to NASDAQ OMX Copenhagen A/S for the Notes to be listed on the official list of NASDAQ OMX Copenhagen A/S and to be admitted to trading on NASDAQ OMX Copenhagen A/S’ regulated market. There can be no assurance that this application will be accepted.

The offering was made solely by means of a prospectus supplement and accompanying prospectus, which have been filed with the SEC. These documents are available for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies may be obtained by contacting Deutsche Bank AG, London Branch at Winchester House, 1 Great Winchester Street, London EC2N 2DB, Telephone: (800) 503-4611, Email: prospectus.CPDG@db.com or Merrill Lynch International at 2 King Edward Street, London EC1A 1HQ, Attn: Syndicate Desk, Telephone: (800) 294-1322, Email: dg.prospectus_requests@baml.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cautionary Note Regarding Forward-Looking Statements

The matters described herein contain forward-looking statements that are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the offering, NASDAQ OMX’s acquisition of the eSpeed platform, the implementation date of this acquisition, NASDAQ OMX’s plans, objectives, expectations and intentions and other statements that are not historical facts. We caution that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s control. These factors include, but are not limited to factors detailed in NASDAQ OMX’s annual report on Form 10-K, and periodic reports filed with the SEC. We undertake no obligation to release any revisions to any forward-looking statements.

CONTACT:	The NASDAQ OMX Group, Inc.

Media Contacts:

Joseph Christinat
NASDAQ OMX
+1 646 441 5121
Joseph.Christinat@NASDAQOMX.com

Martin Hedensiö
NASDAQ OMX
+46 8 405 62 54
Martin.Hedensio@NASDAQOMX.com

Investor Relations Contact:

Edward Ditmire, CFA
NASDAQ OMX
+1 212 401 8737
Edward.Ditmire@NASDAQOMX.com

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